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                                                                     Exhibit 4.5

                                  divine, inc.

                             Data Return Corporation
                           Stock Option Plan Agreement

Explanatory Note
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     On January 9, 2002, divine, inc., a Delaware corporation ("divine")
acquired Data Return Corporation ("Data Return") in a stock-for-stock merger with Data Return surviving as a wholly owned subsidiary of divine (the "Merger"). In connection with the Merger, each common share, par value $0.001 per share, of Data Return has been converted into the right to receive 1.9876 shares of divine class A common stock. Each outstanding and unexercised option to purchase common shares of Data Return under the Data Return Corporation Stock Option Plan (the "Plan") has been assumed by divine and was converted into an option to purchase a number of shares of divine class A common stock equal to the number of Data Return common shares subject to the option multiplied by the exchange ratio in the Merger (1.9876) at an exercise price equal to the original exercise price of the option divided by that exchange ratio.

     Other than as set forth in the paragraph above, the rights and obligations of each holder of Data Return options granted pursuant to this agreement remain in full force and effect.

     THIS AGREEMENT, made as of this _____ day of _____, 20___, by and between, the divine and __________________________ ("Optionee") evidences the grant of an Incentive Option (hereinafter defined) under the Plan.

                              W I T N E S S E T H :
                              ---------------------

     WHEREAS, the Optionee was an employee of the Data Return or an Affiliate (hereinafter defined) on the original grant date (the "Grant Date") in a key position and Data Return desired to encourage the Optionee to own Common Stock (hereinafter defined) and to give the Optionee added incentive to advance the interests of Data Return through the Plan and desired to grant the Optionee an Incentive Option to purchase shares of Common Stock of Data Return under terms and conditions established by the former Board of Data Return.

     NOW, THEREFORE, divine and Optionee hereby agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the following meanings, respectively:

          (a) "Affiliate" shall have the meaning set forth in Section 2(a) of the Plan and shall include any party now or hereafter coming within that definition.

          (b)  "Board" shall mean the Board of Directors of divine.

          (c)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

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          (d)  "Common Stock" shall have the meaning set forth in Section 2(d)
               of the Plan.

          (e) "Fair Market Value" shall have the meaning set forth in Section 2(g) of the Plan.

          (g) "Incentive Option" shall mean a stock option that is intended to be or is denominated as an incentive stock option (within the meaning of Section 422 of the Code).

     2.   Grant of Incentive Option. divine hereby grants to Optionee the option
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to purchase, as hereinafter set forth, ____ shares of the Common Stock of divine at a price of $_______ per share, for a period commencing on the Grant Date and terminating on the first to occur of (i) the expiration of 10 years from the date of the Grant Date or (ii) when the employment of Optionee by divine or any of its Affiliates terminates for any reason; provided, however, that if said employment terminates less than 10 years from the Grant Date other than by reason of death or disability, then Optionee may exercise this Incentive Option, to the extent he was entitled to do so at the date of termination of employment, at any time within three months after such termination but not after the expiration of the 10-year period; provided further that if said employment terminates less than 10 years from the Grant Date by reason of Optionee's becoming permanently and totally disabled (within the meaning of Section
22(e)(3) of the Code), then Optionee (or Optionee's legal representative, if Optionee is legally incompetent) may exercise this Incentive Option, to the extent Optionee was entitled to do so at the date of such termination, at any time within one year after such termination but not after the expiration of the 10-year period; and provided further that if said employment terminates less than 10 years from the Grant Date by reason of Optionee's death, then the executor or administrator of Optionee's estate or anyone who shall have acquired this Incentive Option by will or pursuant to the laws of descent and distribution may exercise this Incentive Option, to the extent Optionee was entitled to do so on the date of his death, at any time within one year after such death but not after the expiration of the 10-year period. Anything to the contrary herein notwithstanding, the Incentive Option granted hereunder shall terminate immediately upon the Optionee's termination of employment on account of fraud, dishonesty, or the performance of other acts detrimental to divine, as determined by the Board in its sole discretion. A transfer of employment without interruption of service between or among divine and any of its Affiliates shall not be considered a termination of employment for purposes of this Agreement.

     3.   Exercise During Employment. Except as provided in Section 2 hereof,
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this Option may not be exercised unless Optionee (i) shall have been in the continuous employ of divine or an Affiliate from the date of this Agreement to the date of exercise of the Option and (ii) agrees to be bound by the terms and conditions of the Shareholders Agreement in effect between divine and its shareholders at the time Optionee first exercises the Option (the "Shareholders Agreement") by executing a counterpart of said Stock Redemption Agreement. Any shares of Common Stock purchased pursuant to the exercise of this Option shall be subject to the terms and conditions of the Shareholders Agreement.

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     4.   Vesting. Subject to the provisions of Sections 2 and 3 hereof, this
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Incentive Option may be exercised over a period commencing on the grant date and ending 10 years from the grant date in accordance with the vesting schedule set forth on Schedule A attached hereto.
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     5.   Manner of Exercise. This Incentive Option may be exercised by written
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notice signed by the person entitled to exercise same and delivered to the
Secretary of divine or sent by United States registered mail addressed to divine (for the attention of the Secretary) at its corporate office in Chicago, Illinois. Such notice shall state the number of shares of Common Stock as to which the Incentive Option is exercised and shall be accompanied by the full amount of the purchase price of such shares.

     6.   Payment. The purchase price for the Incentive Option shares shall be
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paid in cash.

     7.   Delivery of Shares. Delivery of the certificates representing the
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shares of Common Stock purchased upon exercise of this Incentive Option shall be made promptly after receipt of notice of exercise and payment. If divine so elects, its obligation to deliver shares of Common Stock upon the exercise of this Incentive Option shall be conditioned upon its receipt from the person exercising this Incentive Option of an executed investment letter, in form and content satisfactory to divine and its legal counsel, evidencing the investment intent of such person and such other matters as divine may reasonably require.
If divine so elects, the certificate or certificates representing the shares of Common Stock issued upon exercise of this Incentive Option shall bear a legend in substantially the following form:

     THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF l933 OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS SUCH SHARES ARE FIRST REGISTERED THEREUNDER OR UNLESS THE COMPANY RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE ACCEPTABLE TO THE COMPANY, TO THE EFFECT THAT REGISTRATION THEREUNDER IS NOT REQUIRED.

     8.   Adjustments. In the event that, before delivery by divine of all the
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shares of Common Stock with respect to which this Incentive Option is granted, divine shall have effected a Common Stock split or dividend payable in Common Stock, or the outstanding Common Stock of divine shall have been combined into a smaller number of shares, the shares of Common Stock still subject to this Incentive Option shall be increased or decreased to reflect proportionately the increase or decrease in the number of shares outstanding, and the purchase price per share shall be decreased or increased to make the aggregate purchase price for all the shares then subject to this Incentive Option the same as immediately prior to such stock split, stock dividend, or combination. In the event of a reclassification of the shares of Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization (including a merger, consolidation, spinoff, or sale of assets) of divine or an Affiliate, the Board shall make such adjustments, if any, as it may deem appropriate in the number, purchase price and kind of shares still subject to this Incentive Option.

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     9.   Board Authority. Any questions concerning the interpretation of this
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Agreement and any controversy that may arise under this Agreement shall be determined by the Board in its sole discretion.

     10.  Transferability. This Incentive Option is not transferable otherwise
          ---------------
than by will and the laws of descent and distribution and during the lifetime of Optionee is exercisable only by Optionee or, if Optionee is legally incompetent, by Optionee's legal representative.

     11.  Employment. Nothing in this Agreement confers upon Optionee any right
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to continue in the employ of divine or any Affiliate, nor shall this Agreement interfere in any manner with the right of divine or any Affiliate to terminate the employment of Optionee with or without cause at any time.

     12.  Incentive Option Subject to Plan. By execution of this Agreement,
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Optionee agrees that this Incentive Option and the shares of Common Stock to be received upon exercise hereof shall be governed by and subject to all applicable provisions of the Plan.

     13.  Construction. This Agreement is governed by, and shall be construed
          ------------
and enforced in accordance with, the laws of the State of Illinois. Words of any gender used in this Agreement shall be construed to include any other gender, unless the context requires otherwise. The headings of the various sections of this Agreement are intended for convenience of reference only and shall not be used in construing the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          divine, inc.

                                          By:___________________________________
                                             Its:_______________________________



                                          By:___________________________________
                                             Optionee:__________________________

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                                   Schedule A
                                       to
                    Data Return Corporation Stock Option Plan

     (a) 25% of such shares (if a fractional number, then the next lower whole number) are purchasable, in whole at any time or in part from time to time, commencing ((GrantDate)), ((Year1)), if the Optionee serves as an employee of divine or an Affiliate until that date;

     (b) an additional 25% of such shares (if a fractional number, then the next lower whole number) are purchasable, in whole at any time or in part from time to time, commencing ((GrantDate)), ((Year2)), if the Optionee serves as an employee of divine or an Affiliate until that date;

     (c) an additional 25% of such shares (if a fractional number, then the next lower whole number) are purchasable, in whole at any time or in part from time to time, commencing ((GrantDate)), ((Year3)), if the Optionee serves as an employee of divine or an Affiliate until that date;

     (d) the remaining shares are purchasable, in whole at any time or in part from time to time, commencing ((GrantDate)), ((Year4)), if the Optionee serves as an employee of divine or an Affiliate until that date.

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